Exhibit 99.1

Advanced Micro Devices, Inc.
CONSOLIDATED BALANCE SHEETS
(Thousands)

	Dec. 29, 2002	Dec. 30, 2001*

	(unaudited)
Assets

Current assets:
Cash, cash equivalents and short-term investments	$1,037,705	$869,997
Accounts receivable, net	395,828	659,783
Inventories	432,603	380,474
Deferred income taxes	—	155,898
Prepaid expenses and other current assets	153,542	286,957

Total current assets	2,019,678	2,353,109

Property, plant and equipment, net	2,880,809	2,739,138
Investment in joint venture	382,942	363,611
Deferred income taxes	—	—
Other assets	335,752	191,384

	$5,619,181	$5,647,242

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$352,438	$304,990
Accrued compensation and benefits	185,744	129,042
Accrued liabilities	593,778	443,995
Income taxes payable	21,246	56,234
Deferred income on shipments to distributors	57,184	47,978
Current portion of long-term debt, capital lease obligations and other	161,689	331,698

Total current liabilities	1,372,079	1,313,937

Deferred income taxes	—	105,305
Long-term debt, capital lease obligations and other, less current portion	1,779,837	672,945

Stockholders’ equity:
Capital stock:
Common stock, par value	3,445	3,405
Capital in excess of par value	1,921,247	1,889,217
Retained earnings	492,668	1,795,680
Accumulated other comprehensive income (loss)	49,905	(133,247)

Total stockholders’ equity	2,467,265	3,555,055

	$5,619,181	$5,647,242

*Derived from the December 30, 2001 audited financial statements of Advanced Micro Devices, Inc.

Advanced Micro Devices, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Thousands except per share amounts)

	Quarter Ended			Year Ended

	Dec. 29, 2002 (Unaudited)	Sept. 29 2002 (Unaudited)	Dec. 30, 2001 (Unaudited)	Dec. 29, 2002 (Unaudited)	Dec. 30, 2001*

Net sales	$686,430	$508,227	$951,873	$2,697,029	$3,891,754
Cost of sales	506,613	453,884	644,662	2,105,661	2,589,747
Research and development	244,848	220,959	160,871	816,114	650,930
Marketing, general and administrative	194,389	158,568	163,684	670,065	620,030
Restructuring and other special charges	330,575	—	—	330,575	89,305

	1,276,425	833,411	969,217	3,922,415	3,950,012

Operating loss	(589,995)	(325,184)	(17,344)	(1,225,386)	(58,258)

Interest and other income, net	992	12,941	5,784	32,132	25,695
Interest expense	(22,296)	(21,166)	(9,570)	(71,349)	(61,360)

Loss before income taxes and equity in net income (loss) of joint venture	(611,299)	(333,409)	(21,130)	(1,264,603)	(93,923)

Provision (benefit) for income taxes	243,470	(73,350)	(5,705)	44,586	(14,463)

Loss before equity in net income (loss) of joint venture	(854,769)	(260,059)	(15,425)	(1,309,189)	(79,460)

Equity in net income (loss) of joint venture	29	5,888	(417)	6,177	18,879

Net loss	$(854,740)	$(254,171)	$(15,842)	$(1,303,012)	$(60,581)

Net loss per common share

Basic	$(2.49)	$(0.74)	$(0.05)	$(3.81)	$(0.18)

Diluted	$(2.49)	$(0.74)	$(0.05)	$(3.81)	$(0.18)

Shares used in per share calculation

— Basic	343,949	342,780	340,119	342,334	332,407

— Diluted	343,949	342,780	340,119	342,334	332,407

*Derived from the December 30, 2001 audited financial statements of Advanced Micro Devices, Inc.